Exhibit 3.6
ARTICLES OF INCORPORATION
OF
COWTOWN PIPELINE MANAGEMENT, INC.

The undersigned, Whitney L. Cardwell, a natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for the corporation:
ARTICLE ONE
The name of the corporation is Cowtown Pipeline Management, Inc.

ARTICLE TWO
The period of duration is perpetual.
ARTICLE THREE
The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.
ARTICLE FOUR
The aggregate number of shares which the corporation shall have authority to issue is 1,000,000 of the par value of one tenth of one cent ($0.001) each. Such shares are designated as common stock and possess identical rights and privileges in every respect.
ARTICLE FIVE
The street address of its initial registered office is 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104, and the name of its initial registered agent at such address is John C. Cirone.
ARTICLE SIX
The number of Directors of this corporation shall be not less than one (1) nor more than three (3), the exact number to be fixed from time to time in the manner provided in the Bylaws of the corporation. The number of Directors constituting the initial Board of Directors is three (3), and the names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

NAME	ADDRESS
Glenn Darden	777 West Rosedale Street, Suite 300 Fort Worth, Texas 76104
Thomas F. Darden	777 West Rosedale Street, Suite 300 Fort Worth, Texas 76104
Bill Lamkin	777 West Rosedale Street, Suite 300 Fort Worth, Texas 76104
ARTICLE SEVEN
The Board of Directors or the shareholders shall have the power to alter, amend, or repeal the Bylaws of the corporation or to adopt new Bylaws.
ARTICLE EIGHT
The Directors of the corporation will not be liable to the corporation or its shareholders for monetary damages for acts or omissions that occur in the Directors' capacity as Directors. This article does not limit the liability of any Director to the extent such Director is found liable for: (1) a breach of his duty of loyalty to the corporation or its shareholders; (2) an act or omission not in good faith that constitutes a breach of the Director's duty to the corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office; or (4) an act or omission for which the liability of the Director is expressly provided by an applicable statute.
ARTICLE NINE
Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE TEN
The name and address of the incorporator is:
Whitney L. Cardwell
Burnett Plaza, Suite 2100
801 Cherry Street, Unit #2
Fort Worth, Texas 76102.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on this 27th day of July, 2004.

/s/ Whitney L. Cardwell
Whitney L. Cardwell, Incorporator

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